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                                                                    EXHIBIT 99.5

                             TRINITY INDUSTRIES, INC
                            QUARTERLY CONFERENCE CALL
                                FEBRUARY 26, 2004

COMMENTS OF JIM S. IVY, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER



I WILL MAKE A FEW COMMENTS REGARDING THE COMPARISON OF OUR FOURTH QUARTER RESULTS TO THE FOURTH QUARTER OF LAST YEAR. WE PLAN TO FILE OUR FORM 10-K FOR 2003 TOMORROW MORNING AND YOU WILL FIND MORE DETAILS THERE.

OUR RESULTS FOR THE FOURTH QUARTER OF 2003 IMPROVED 21 CENTS PER SHARE OVER RESULTS FOR THE FOURTH QUARTER OF 2002, OR, A LOSS PER SHARE OF 4 CENTS IN FOURTH QUARTER OF 2003 COMPARED TO A LOSS PER SHARE OF 25 CENTS LAST YEAR. THIS IMPROVEMENT IS IN SPITE OF RECORDING AN AFTER TAX LOSS PROVISION IN THE FOURTH QUARTER OF 2003 OF $4.5 MILLION, OR 10 CENTS PER SHARE, RELATED TO THE STEEL PRICE INCREASES TIM DISCUSSED. I WILL COME BACK TO THIS ISSUE. OTHER EXPENSE IS IMPROVED IN THE 2003 4TH QUARTER OVER THE PRIOR YEAR PRIMARILY DUE TO GAINS ON SALE OF ASSETS AND ABOUT $1.3 MILLION LOWER INTEREST EXPENSE. INCREMENTAL COSTS RELATED TO IMPLEMENTATION OF A NEW FINANCIAL SYSTEM THAT WE HAVE DISCUSSED PREVIOUSLY INCLUDED IN SE&A EXPENSE IN THE 4TH QUARTER WAS $2.7 MILLION.

MOVING TO THE RAIL GROUP, I WOULD REMIND YOU THAT IN ADDITION TO NORTH AMERICAN RAILCAR SALES, THIS SEGMENT INCLUDES THE PARTS & COMPONENTS BUSINESS IN NORTH AMERICA AND OUR EUROPEAN RAILCAR BUSINESS. SALES GROWTH OF $80 MILLION FROM $161 MILLION IN THE FOURTH QUARTER OF 2002 TO $241 MILLION IN THE FOURTH QUARTER OF 2003 IS A LITTLE MISLEADING AS NORTH AMERICAN SALES INCREASED APPROXIMATELY $107 MILLION AND EUROPEAN SALES DECLINED $28 MILLION. EUROPEAN RESULTS WERE FLAT SO THE CHANGE IN OPERATING PROFIT IS DUE TO NORTH AMERICAN OPERATIONS. THE RAIL GROUP DID RECORD AN AFTER TAX PROVISION RELATED TO STEEL PRICE INCREASES OF $1.6 MILLION IN THE 4TH QUARTER OF 2003. SALES TO THE LEASING COMPANY WERE $64.6 MILLION IN THE 4TH QUARTER OF 2003 WITH PROFITS OF $3.3 MILLION WHILE THE SALES TO THE LEASING COMPANY IN THE 4TH QUARTER OR 2002 WERE $30.6 MILLION WITH PROFITS OF $1.1 MILLION.

THE ESTIMATED PRE TAX IMPACT OF STEEL PRICE INCREASES SUBSEQUENT TO DECEMBER 31, 2003 ON FIXED PRICE CONTRACTS WE WILL COMPLETE IN 2004 IS $4.2 MILLION WHICH WE RECORDED IN THE 4TH QUARTER OF 2003. BARGE CORROSION LITIGATION EXPENSES IN THE 4TH QUARTER OF 2003 WERE $1.5 MILLION, AN INCREASE OF $900 THOUSAND OVER THE SAME PERIOD LAST YEAR.

IN THE INDUSTRIAL PRODUCTS GROUP, PROFITABILITY IMPROVED PRIMARILY DUE TO MARGINS AND SALES MIX IN OUR PROPANE TANK AND HEADS BUSINESSES. IN 2003, WE RECORDED A $900 THOUSAND PRE-TAX WRITE-DOWN OF THE CARRYING VALUE OF OUR LPG ASSETS IN BRAZIL BASED ON A DISCOUNTED CASH FLOW ANALYSIS AND ESTIMATED MARKET VALUES.

THE REVENUES IN THE LEASING GROUP IN THE 4TH QUARTER OF 2003 INCLUDE $8.5 MILLION OF RAILCAR SALES FROM THE LEASE FLEET WITH PROFITS OF $600 THOUSAND WHILE 2002 INCLUDED FLEET



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SALES OF $3.1 MILLION WITH PROFITS OF $1.3 MILLION. ON AN APPLES TO APPLES
BASIS, LEASING REVENUES WERE $118 MILLION IN 2003 AND $109 MILLION IN 2002 REFLECTING GROWTH IN THE SIZE OF OUR LEASE FLEET.

THE UNFAVORABLE CHANGE IN OPERATING PROFIT FROM 2002 TO 2003 IN THE ALL OTHER GROUP IS PRIMARILY THE COST OF MAINTAINING IDLE OR NON-OPERATING FACILITIES AND COSTS RELATED TO OUR EQUIPMENT DIVISION INCLUDED IN THIS GROUP.

ON A CONSOLIDATED BASIS, CASH PROVIDED BY OPERATIONS IN 2003 OF $114.9 MILLION WAS HELPED BY A $50 MILLION TAX REFUND. OUR DECEMBER 31, 2003 BALANCE SHEET SHOWS WE HAVE HAD SOME GROWTH IN INVENTORY AND RECEIVABLES, BOTH OF WHICH ARE IN THE RAIL GROUP AND RELATED TO THE RECOVERING RAIL MARKET AND, TO A LESSER EXTENT, SOME INVENTORY BUILD UP IN ANTICIPATION OF STEEL PRICE INCREASES.

STEEL PRICING

YOU MAY HAVE SEEN THE ARTICLE ON STEEL PRICING IN THE WALL STREET JOURNAL MONDAY. PRICES HAVE RISEN RAPIDLY SINCE DECEMBER 31, 2003 PRIMARILY DUE TO THE DEMAND FROM CHINA. THIS HAS BEEN COMPOUNDED BY THE WEAKER U.S. DOLLAR MAKING IMPORTS MORE EXPENSIVE THAN THE CURRENT DOMESTIC PRICES. OF THE STEEL TRINITY EXPECTS TO BUY IN 2004, ABOUT $160 MILLION, IN TERMS OF STEEL COST, RELATES TO PRODUCTS ON FIXED SALE PRICE CONTRACTS. OF THIS AMOUNT, APPROXIMATELY 75% IS PRESENTLY COVERED BY SOME TYPE OF SUPPLY AGREEMENT. WE HAVE VARIOUS SOURCES OF STEEL AND VARIOUS ARRANGEMENTS WITH VENDORS. OUR BARGE GROUP HAS BEEN MOST AFFECTED BY STEEL PRICE INCREASES. WE HAVE TAKEN A NUMBER OF ACTIONS TO DEAL WITH FUTURE INCREASES, SUCH AS, INCREASING INVENTORY PURCHASES IN DECEMBER 2003, ADDING ESCALATION CLAUSES TO NEW SALES CONTRACTS AND RAISING PRICES. BASED ON TODAY'S PRICES WE ARE STILL PROJECTING A PROFITABLE YEAR IN 2004. FUTURE STEEL PRICE INCREASES COULD RESULT IN REDUCED MARGINS OR LOWER SALES VOLUME THAN PRESENTLY EXPECTED. ANOTHER SIDE TO THE SCRAP PRICE INCREASES IS THAT THERE IS A SUBSTANTIAL OFFSETTING EFFECT TO THE OWNERS OF OUR STEEL PRODUCTS IN THAT THE SCRAP VALUE OF THEIR ASSET HAS INCREASED. THIS INCREASE IN SCRAP VALUE WOULD OFFSET OR PARTIALLY OFFSET PRICE INCREASES IN THE COST OF REPLACEMENT PRODUCTS AND COULD ENCOURAGE OWNERS TO ACCELERATE SCRAPING, FOR EXAMPLE, OLDER RAILCARS AND BARGES WHICH IN TURN HELPS DRIVE REPLACEMENT DEMAND. WE ALSO BELIEVE THAT, AT A PRICE POINT NOT VERY MUCH HIGHER THAN THE CURRENT SPOT PRICES, IMPORTS WILL BECOME MORE FEASIBLE. TIM REFERRED TO HIS EXPECTATIONS FOR OUR BUSINESSES GOING FORWARD. I WILL SAY THAT, ON A CONSOLIDATED BASIS, OUR ESTIMATES FOR THE FIRST QUARTER OF 2004, BASED ON THE FACTORS TIM MENTIONED, ARE FOR FIRST QUARTER PER SHARE RESULTS TO IMPROVE ON A YEAR TO YEAR BASIS BY 7 TO 15 CENTS PER SHARE TO A LOSS OF FROM 17 TO 25 CENTS. THE SECOND QUARTER OF 2004 IS EXPECTED TO RETURN TO PROFITABILITY WITH EARNINGS PER SHARE COMPARABLE TO THE PRIOR YEAR OR SLIGHTLY BETTER.